United States securities and exchange commission logo





                     October 23, 2023

       Joseph Kauder
       Chief Financial Officer
       Banc of California, Inc.
       3 MacArthur Place
       Santa Ana, California 92707-7704

                                                        Re: Banc of California,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-35522

       Dear Joseph Kauder:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance